SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                       INTERNATIONAL FUEL TECHNOLOGY, INC.
                        7777 BONHOMME AVANUE, SUITE 1920
                            ST. LOUIS, MISSOURI 63105
                                 (314) 727-3333

                                                                October 17, 2003

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of International Fuel Technology, Inc., to be held at 9:00 a.m., local time, on Monday, November 17, 2003, at the Radisson Hotel Clayton, located at 7750 Carondelet Avenue, St. Louis, Missouri.

     At the meeting you will be asked to vote on the election of seven directors of the Company and the ratification of the selection of BDO Seidman, LLP as the Company's independent accountants for the year 2003. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.


                                            Very truly yours,


                                            /s/ Jonathan R. Burst


                                            Jonathan R. Burst
                                            Chairman of the Board of Directors

                                TABLE OF CONTENTS

Notice of Annual Meeting
Proxy Solicitation ........................................................................       1
Revocability and Voting Proxy .............................................................       1
Record Date and Voting Rights .............................................................     1-2
Stockholder Proposals .....................................................................       2
PROPOSAL NO. 1: ELECTION OF DIRECTORS .....................................................     3-4
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS .......................       5
Report of the Audit Committee of the Board of Directors ...................................       6
Beneficial Ownership of Common Stock ......................................................       7
Certain Relationships and Related Transaction .............................................       8
Compensation of Directors .................................................................       9
Compensation of Executive Officers ........................................................    9-10
Consultant and Employee Stock Compensation Plan ...........................................      10
Employment Agreements .....................................................................      11
Report of the Compensation Committee of the Board Of Directors on Executive Compensation ..   11-12
Performance Measurement Comparison ........................................................      13
Other Matters .............................................................................      14

                      INTERNATIONAL FUEL TECHNOLOGY, INC.

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 2003

                             ---------------------

To the Stockholders of International Fuel Technology, Inc:

     Notice is hereby given that the Annual Meeting of the Stockholders of International Fuel Technology, Inc. (the "Company") will be held on Monday, November 17, 2003 at 9:00 a.m., local time, at the Radisson Hotel Clayton, located at 7750 Carondelet Avenue, St. Louis, Missouri, for the following purposes:

     (1) To elect seven directors to serve until the 2004 Annual Meeting of Stockholders.

     (2) To ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2003.

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 6, 2003, as the record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.


                                            By Order of the Board of Directors,


                                            Michael F. Obertop
                                            Secretary

St. Louis, Missouri
October 17, 2003

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                       7777 BONHOMME AVENUE, SUITE 1920
                           ST. LOUIS, MISSOURI 63105

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to stockholders of International Fuel Technology, Inc., a Nevada corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company to be held on Monday, November 17, 2003 at 9:00 a.m., local time, at the Radisson Hotel Clayton, 7750 Carondelet Avenue, St. Louis, Missouri or at any adjournment or postponement thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board. Proxies will be mailed to stockholders on or about October 17, 2003 and will be solicited principally by mail. The Company has made arrangements with Automatic Data Processing Investor Communications Services ("ADP") to send proxies and proxy materials to the stockholders entitled to vote at the meeting, and the Company will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents, and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Revocability and Voting Proxy

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with ADP a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and No. 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

     Only stockholders of record at the close of business on October 6, 2003 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On October 7, 2003, there were 70,304,687 shares of Common Stock outstanding, each of which is entitled to one vote on each of the matters to be presented at the Annual Meeting.

     A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact the Company's Secretary, Michael F. Obertop, at the Company's address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at the Company's offices located at 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri, 63105, before the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from November 10th, 2003 up to the time of the meeting.

     A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and other matters mentioned in this Proxy Statement. If such a majority is represented at the meeting, then the seven nominees for director who receive the highest number of votes cast will be elected. The other matters require the approving vote of at least a majority of the votes cast. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

Stockholder Proposals

     All stockholder proposals which are intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 1, 2003 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

     Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2004 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Corporate Secretary and received at the Company's principal executive offices by January 19, 2004.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     By resolution of the Board, the number of directors of the Company has been fixed at seven as of the date of the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board will occur.

     Mr. Ian Williamson resigned as a Director in May 2003.

     Certain information about the Director nominees, is furnished below:

     Jonathan R. Burst, 45, Mr. Burst has served as Chief Executive Officer of the Company since July 1999 and as the President of the Company from July 1999 to February 2000 and January 2002 to present. Mr. Burst has also served as a director of the Company since February 2000 and Chairman of the Board since 2000. Mr. Burst founded Burcor International in 1998 and has served as President since its inception. From 1992 to 1998, Mr. Burst served as Executive Vice President and Managing Director of mergers and acquisitions at Aon Risk Services. Mr. Burst received his Bachelor of Arts degree in Economics from the University of Missouri in 1981.

     Rex Carr, 76, Mr. Carr has served as a Director of the Company since August 2002. In addition, Mr. Carr has been the senior partner of a 36 man law firm, CarrKoreinTillery, with offices in Missouri and Illinois, for more than five years. He and his firm specialize in a trial practice representing plaintiffs in complex litigation, class actions, and injury actions. He is admitted to practice in the U.S. Supreme Court and the Illinois and Missouri Supreme Courts. His business ventures include RC Holding Company, which owns and operates five hotel boats in France; Art Company London, which manufactures and sells art reproduced on canvas; the Carlyle Limited Partnership, which operates a marina at Carlye Lake in Illinois; and numerous apartment complexes in Illinois.

     Tony Cross, 55, Mr. Cross has served as a Director of the Company since October 2002. Mr. Cross is a graduate Chemical Engineer from the University of Sheffield, UK. He spent 17 years with Exxon Chemical, in Australia, Belgium and the UK where he was marketing Manager for the Solvents Business Division. In 1987, he joined the board of Carless Refining & Marketing Ltd., an independent UK refiner, as Marketing Director. Following its take-over by Repsol, Spain's leading oil company, he was made Managing Director in 1996 overseeing the subsequent sale of the company as part of Repsol's divestment program in 2000.

     Harry Demetriou, 59, Mr. Demetriou has served as a Director of the Company since February 2000. Mr. Demetriou is currently the Chairman for Observor Acceptances, Ltd., an investment company which invests in securities in the international markets. Mr. Demetriou served as Director and Chairman for United House Realty until December 1998. Mr. Demetriou was a ship owner of bulk carriers for over 25 years, however, he has since retired from active management in the shipping industry.

     Gary Kirk, 41, Mr. Kirk is a nominee for Director. Mr. Kirk has served as Director of Sales and Marketing since January 1, 2003. Mr. Kirk has 23 years (1980 to present) of experience in the petroleum industry, all with Petrochem Carless Ltd., a United Kingdom based refiner and marketer of petroleum products. Mr. Kirk spent his first eight years as a research chemist and the last fifteen years in the marketing department. Mr. Kirk reported directly to the President as the Marketing Manager for Performance Fuels, covering accounts in Europe and the rest of the world.

     David B. Norris, 55, Mr. Norris has served as a Director of the Company since April 1999. Mr. Norris founded and owns Addicks Services, Inc., a construction company, and has served as its' President since 1983.

     John Stupp Jr., 53, Mr. Stupp has served as a Director of the Company since May 2001. From 1992 to 1995, Mr. Stupp served as the President of Stupp Corporation, and since 1995 as the Chief Executive Officer of Stupp Corporation, the steel pipe manufacturing division of Stupp Bros. Since 1985, he has been a director of Atrion Corporation, a publicly traded company involved in the medical device and component industry, and since has been an Advisory Board member of Midwest BankCentre, a regional bank institution. Mr. Stupp holds a Bachelor of Science degree in Business and Economics from Leigh University, and is actively involved in working with a number of non-profit institutions and charitable organizations throughout the greater St. Louis region.

     All directors hold office until the next annual meeting of the stockholders of the Company or until their successors are elected and qualified. At present, the Company's Articles of Incorporation provide for not less than one nor more than nine directors. Currently there are six directors of the Company.

Vote Required

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE

Board Committees and Meetings

     During the fiscal year ended December 31, 2002, the Board held two meetings and acted by unanimous written consent twice. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; consults with the independent auditors and discusses with senior management the scope and quality of controls; and receives and considers the cooperation received by the independent auditors during their audit examination. The Audit Committee is composed of three independent non-employee directors: Messrs. Stupp, Carr and Norris. The Audit Committee has adopted a written charter. The audit committee held 4 meetings in 2002.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock grants to employees and consultants under the Company's Consultant and Employee Stock Compensation Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Demetriou and Norris, and one employee director: Mr. Burst. It met once during the last fiscal year.

     During the fiscal year ended December 31, 2002, each Board member attended 100% of the meetings of the Board and of the committees of the Board on which each served in fiscal year 2002.

     PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected BDO Seidman, LLP, Chicago, Illinois to audit the financial statements of the Company for the year ending 2003 and recommends that the stockholders ratify such selection. In the event that a majority of the shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of BDO Seidman, LLP as the independent auditors for the year ending 2003. A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.

Services Provided by the Company's Auditors

Audit Fees

     BDO Seidman, LLP billed the Company an aggregrate of $70,367 in fees for professional services rendered in connection with the audit of the Company's financial statements for the year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

     BDO Seidman, LLP did not bill the Company for any professional services rendered to the Company for the year ended December 31, 2002 in connection with financial information systems design or implementation.

All Other Fees

     BDO Seidman, LLP billed the Company an aggregate $5,000 in fees for other services rendered to the Company for the year ended December 31, 2002. A substantial portion of the fees in the other services category relates to services traditionally provided by auditors, including work performed in connection with registration statements, due diligence procedures performed in connection with mergers and acquisitions, and income tax services.

     The Company's audit committee has considered whether the non-audit services provided by the Company's auditors in connection with the year ended December 31, 2002 were compatible with the auditors' independence.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2002, which include the balance sheets of the Company as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficit and cash flows for the twelve months ended December 31, 2002, 2001 and 2000. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review With Management

     The audit committee has reviewed and discussed the Company's audited financial statements with management.

Review and Discussion with Independent Auditors

     The audit committee has discussed with BDO Seidman, LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 and SAS 90 (Codification of Statements on Accounting Standards), that includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

     The audit committee has also received written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board No. 1 (that relates to the accountant's independence from the Company and its related entities) and has discussed with BDO Seidman, LLP its independence from the Company.

Conclusion

     Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report of Form 10-K for the fiscal year ended December 31, 2002.


                                            Audit Committee


                                            John P. Stupp Jr.
                                            Rex Carr
                                            David B. Norris

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 7, 2003 by: (I) each person known by the Company to own beneficially more than five percent of the Company's common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

Name of                                                      Amount and Nature of      Percent of
Beneficial Owner                                             Beneficial Ownership     Common Stock
---------------------------------------------------------   ----------------------   -------------
Jonathan R. Burst(2) ....................................          6,886,000               9.2%
David B. Norris .........................................          1,096,562               1.5%
Harry F. Demetriou(3) ...................................          5,172,778               6.9%
John P. Stupp Jr. .......................................            318,233*              0.4%
Rex Carr ................................................         14,903,889              20.0%
Tony Cross ..............................................                  0*              0.0%
Gary Kirk ...............................................                  0*              0.0%
All directors and executive officers as a group .........         28,377,462              38.0%

------------
*    Represents less than 1% of outstanding shares of common stock.

(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o International Fuel Technology, Inc., 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri, 63105. Applicable percentages are based on 70,304,687 shares outstanding and 4,385,000 vested options on October 7, 2003.

(2) Includes 50,000 shares owned by Burcor Capital, LLC of which Mr. Burst is an executive officer and deemed to be the beneficial owner of such shares.

(3) Includes 5,172,778 shares owned by Observor Acceptances, Ltd. of which Mr. Demetriou is the sole owner and deemed to be the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal year 2002 Forms 4 and 5 were filed on a timely basis for IFT's executives officers and directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 2002, IFT sold 600,000 restricted shares of common stock at a price of $.25 per share to Harry Demetriou, a Director. IFT recorded payroll expense of $150,000 relating to the excess of the trading price of IFT's stock over the proceeds. In August 2002, IFT issued an additional 2,000,000 shares to this Director and recorded payroll expense of $460,000 based on the closing stock price at the date of grant. In January 2002, 500,000 shares of IFT's common stock were removed from the Interfacial escrow account and canceled. The shares were removed because Interfacial failed to pay liabilities it had incurred prior to being bought by IFT.

     In January 2002, IFT issued 125,000 shares of common stock to a Director. These shares had been accrued as payroll expense and additional paid in capital as of December 31, 2001.

     In February 2002, IFT sold 250,000 restricted shares of common stock at a price of $.20 per share to a consultant. IFT recorded consulting expense of $40,000 relating to the excess of the trading price of IFT's stock over the proceeds.

     In April and May 2002, IFT issued a total of 340,000 shares of common stock to consultants for services. IFT recorded consulting expense of $104,900 based on the closing stock price at the date of the grant.

     In July 2002, IFT entered into a consulting agreement with Sabita Dhingra in which IFT issued 1,250,000 shares of common stock upon inception of the agreement, and will issue an additional 1,250,000 shares at a mutually agreed upon time. The consulting agreement, for which IFT will receive strategic planning and general business consulting, is for a one-year term expiring July 31, 2003. IFT has recorded consulting expense of $140,625 through December 31, 2002 in connection with this agreement. IFT is recording the value of these shares ratably over the term of the consulting agreement.

     In July 2002, IFT issued 500,000 shares of common stock to a consultant for services. The consulting agreement is for a one-year term expiring June 30, 2003. IFT has recorded consulting expense of $52,500 through December 31, 2002 in connection with this agreement. IFT is recording the value of these shares ratably over the term of the consulting agreement.

     In September 2002, IFT issued 1,555,555 shares of common stock to convert advances of $280,000 from stockholders and recorded deemed interest of $77,778 due to the fair value of the stock on the date of extinguishment exceeding the carrying value by this amount.

     In September 2002, IFT issued 960,000 shares of common stock to four consultants pursuant to two-year consulting agreements with these individuals, and recorded consulting expense of $216,000. IFT recorded a reduction in consulting expense of ($278,833) due to a reduction in value of 980,000 shares to be issued in May 2003 under these agreements.

     In August 2002, IFT secured $2.5 million in new capital from the sale of 13,888,889 shares of restricted common stock to R.C. Holding Company. Rex Carr, a director of IFT, is the principal owner of R.C. Holding Company. The new capital consisted of a cash payment of $500,000 and $2,000,000 guaranteed notes to be paid in three installments. As of December 31, 2002, IFT has received $100,000 in proceeds for repayments of the notes receivable. The notes have been classified as a reduction of stockholders' equity on the accompanying balance sheet.

     In August 2002, IFT granted an additional 4,850,000 stock options to employees. 3,000,000 of these options vested immediately, and the remaining options will vest after 12 or 24 months. The options have exercise prices ranging from $0.25 to $0.75, and expire in August 2007. IFT applied the intrinsic value method under APB Opinion 25 and related interpretations in accounting for these options. Accordingly, no compensation cost has been recognized.

     During the twelve months ended December 31, 2002, IFT recorded $298,964 in compensation expense relating to shares that were to be issued to employees on various anniversary dates of their employment. These shares were never issued, and were replaced with grants of options to purchase an aggregate of 510,000 shares of common stock at exercise prices ranging from $0.14 to $0.25 per share, vesting immediately, and expiring in August 2007.

     During the twelve months ended December 31, 2002, IFT recorded consulting expense of $174,167 in connection with the granting of 3,000,000 stock options to non-employees. 1,000,000 of these options vested immediately and were recorded as consulting expense at that time. The remaining 2,000,000 options will vest after 12 and 24 months, and the fair value of these options are being recorded as consulting expense ratably over the vesting period. The options have exercise prices ranging from $0.25 to $0.75, and expire in August 2007.

                            EXECUTIVE COMPENSATION

Compensation of Directors

     Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. From time to time, certain non-employee directors of the Company have received grants of restricted common stock.

     On February 23, 2000, the Board of Directors adopted the Director's Stock Compensation Plan, which provides for an annual award of 10,000 shares of the Company's common stock to the Board members as reimbursement for attendance at Company Board meetings. Each Board member will be awarded an additional 1,000 shares of the Company's common stock for every three-telephone conference call Board meetings attended.

Compensation of Executive Officers

     The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by the Company as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to the Chief Executive Officer and for each of the Company's other executive officers whose annual salary and bonus exceeds $100,000 for such period in all capacities in which they served.

Summary Compensation Table

                                                                                   Long Term
                                            Annual Compensation                  Compensation
                                   -------------------------------------- ---------------------------
                                                                           Restricted    Securities
Name and                 Period                               Other           Stock      underlying     All Other
Principal Position        Ended       Salary    Bonus   Compensation (1)   Awards (2)   Options/SARs   Compensation
--------------------- ------------ ----------- ------- ------------------ ------------ -------------- -------------
Jonathan R. Burst, .. 12/31/2002    $250,000      $0           $0           $      0         $0             $0
 CEO                  12/31/2001    $200,000      $0           $0           $555,000         $0             $0
                      12/31/2000    $180,000      $0           $0           $834,067         $0             $0

------------
(1) Perquisites and other personal benefits are omitted because they do not exceed either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

(2) Amounts represent the market value of restricted stock based on the closing price per share of the Company's common stock on the date of grant. The market value and the aggregate number of all restricted stock held by the named executive officer as of December 31, 2002, the last business day of the fiscal year (based on the $0.10 closing price per share of common stock on that day), was $170,000. Dividends are paid to holders with respect to these shares of restricted stock at the same rate as is paid on all other shares of common stock.

     The following table sets forth certain information concerning options granted during the fiscal year ended December 31, 2002 to the Named Executives by IFT. IFT did not grant any share appreciation rights during 2002.

                                   Number of       Percent of Total                               Potential Realized
                                  Securities         Options/SARS                                  Value of Assumed
                                  Underlying          Granted to      Exercise                  Annual Rates of Stock
                                Options Granted      Employees in      or Base   Expiration     Price Appreciation for
Name and Principal                    (A)             Fiscal Year       Price       Date             Option Term
---------------------------- -------------------- ------------------ ---------- ------------ ----------------------------
                                                                                                   5%            10%
                                                                                             ------------- --------------
Jonathan R. Burst,..........       1,000,000 (a)          19%          $ 0.25    8/19/2007      $43,545       $120,417
  CEO                              1,000,000 (a)          19%          $ 0.50    8/19/2007           (d)            (d)
                                   1,000,000 (a)          19%          $ 0.75    8/19/2007           (d)            (d)
                                     250,000 (a)           6%          $ 0.14    8/19/2007       $3,288        $13,315
                                     750,000 (b)          14%          $ 0.50    8/19/2007           (d)            (d)
                                     750,000 (c)          14%          $ 0.50    8/19/2007           (d)            (d)
                                   ---------              --
                                   4,750,000              91%
                                   =========              ==

------------
(a)  3,250,000 options are exercisable at December 31, 2002

(b)  750,000 options vest and become exercisable on August 19, 2003

(c)  750,000 options vest and become exercisable on August 19, 2004

(d) Exercise price exceeds the potential realized value of assumed annual rates of stock price appreciation for option term.

None of the options granted to Mr. Burst are in-the-money at December 31, 2002

Consultant and Employee Stock Compensation Plan

     The Board of Directors adopted a Consultant and Employee Stock Compensation Plan that became effective January 14, 2000. The Board of Directors will be responsible for the administration of this Plan, and will grant stock awards under this plan. Subject to the express provisions of the Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret and amend this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

     The maximum number of shares of common stock as to which awards may be granted under this Plan, subject to subsequent amendments, is 5,000,000 shares. The common stock which is issued on grant of awards may be authorized but unissued shares or shares which have been issued and reacquired by the Company. The Board of Directors may increase the maximum number of shares of common stock as to which awards may be granted at such time as it deems advisable. Awards may be granted to employees or consultants of the Company in their individual capacity only.

     The Board of Directors shall have complete discretion to determine when and to which employees or consultants awards are to be granted, and the number of shares of common stock as to which awards granted to each employee or consultant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder. Stock grants totaling 2,000,000 common shares were made during the last fiscal year.

     On October 23, 2001, the Board of Directors adopted International Fuel Technology, Inc.'s Long-term Incentive Plan. The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of the Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret and amend this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

     The maximum number of shares of common stock as to which awards may be granted under this Plan, subject to subsequent amendments, is 17,500,000 shares. The common stock which is issued on grant of awards may be authorized except for unissued shares or shares which have been issued and reacquired by IFT. The Board of Directors may increase the maximum number of shares of common stock as to which awards may be granted at such time as it deems advisable. Awards may be granted to employees or consultants of IFT in their individual capacity only.

Employment Agreements

     In January 2003, IFT 2003, IFT entered into an employment agreement with Mr. Burst to serve as Chief Executive Officer with an annual base salary of $250,000 and a bonus award as deemed appropriate by the Board of Directors. The agreement will expire on December 31, 2004

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee is composed of two non-employee directors: Messrs. Demetriou and Norris, and one employee director: Mr. Burst. One current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any other entity that has one or more executive officers serving as a member of the Compensation Committee.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                    OF DIRECTORS ON EXECUTIVE COMPENSATION

Introduction

     The Company's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee). The Committee consists of two directors who are not employees of the Company and one director who is an employee of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all of the non-employee directors.

Philosophy

     The Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of its stockholders. Annual base salaries are generally set at market-based competitive median levels. The Company relies heavily on annual incentive compensation and restricted stock grants to attract, retain, motivate and reward executive officers and other key employees and the Committee believes that the Chief Executive Officer's equity incentives should be above the median for Chief Executive Officers of similar companies. Incentive compensation is variable and tied to corporate performance. The policies are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. All incentive compensation policies are reviewed at least annually to ensure they meet the current strategies and needs of the business.

Compensation Plans

     The Company's executive compensation is based on two components, each of which is intended to support the overall compensation philosophy.

Base Salary

     Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

     The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers. The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

Equity Incentives

     Long-term equity incentives are provided through the grants of restricted stock to executive officers and other key employees. The stock component of compensation is intended to retain and motivate employees to improve long-term stockholder value. The restricted stock awards are granted at fair market value and have increased value only if the Company's stock price increases. The Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and the long-term performance of the Company.

     The Committee believes that the programs described above provide compensation that is competitive with comparable emerging companies, links executives and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Restricted stock grants under the Company's Employee and Consultant Stock Compensation Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation.


                                            Compensation Committee


                                            Jonathan R. Burst, Chairman
                                            Harry Demetriou
                                            David B. Norris

Performance Measurement Comparison

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

[The following table was depicted as a mountain chart in the printed material.]

            International Fuel Technology, Inc.      Russell 2000 Index (hundreds of US$)      S&P 600 Small Cap (hundreds of US$)
            -----------------------------------      ------------------------------------      -----------------------------------
2-Dec-02                    0.1                                      3.8297                                   1.9662
1-Nov-02                    0.09                                     4.052                                    2.0365
1-Oct-02                    0.12                                     3.7141                                   1.9374
3-Sep-02                    0.13                                     3.6534                                   1.8786
1-Aug-02                    0.17                                     3.9165                                   2.0026
1-Jul-02                    0.17                                     4.0015                                   1.9855
3-Jun-02                    0.24                                     4.5665                                   2.3136
1-May-02                    0.24                                     4.8702                                   2.441
2-Apr-02                    0.32                                     5.0137                                   2.5483
1-Mar-02                    0.35                                     5.0356                                   2.4792
1-Feb-02                    0.41                                     4.7243                                   2.2991
2-Jan-02                    0.34                                     4.7689                                   2.341
3-Dec-01                    0.47                                     4.8145                                   2.3218
1-Nov-01                    0.5                                      4.5892                                   2.1761
1-Oct-01                    0.5                                      4.2559                                   2.0294
4-Sep-01                    0.51                                     3.9106                                   1.9277
1-Aug-01                    0.55                                     4.6987                                   2.2304
2-Jul-01                    0.51                                     4.8484                                   2.2842
1-Jun-01                    0.45                                     4.998                                    2.3166
1-May-01                    0.53                                     4.9739                                   2.2432
2-Apr-01                    0.28                                     4.8166                                   2.2027
1-Mar-01                    0.45                                     4.4155                                   2.0478
1-Feb-01                    0.4                                      4.8262                                   2.1477
2-Jan-01                    0.49                                     5.0997                                   2.2889
1-Dec-00                    0.34                                     4.8523                                   2.1959
1-Nov-00                    0.44                                     4.5718                                   1.9564
2-Oct-00                    0.81                                     4.8063                                   2.1854
1-Sep-00                    0.5                                      5.1588                                   2.1729
1-Aug-00                    0.88                                     5.3082                                   2.2349
3-Jul-00                    0.45                                     4.9573                                   2.0543
1-Jun-00                    0.51                                     5.1473                                   2.107
1-May-00                    0.94                                     4.6954                                   1.9905
3-Apr-00                    1.5                                      4.8485                                   2.0528
1-Mar-00                    2.5                                      5.3389                                   2.0895
1-Feb-00                    2.12                                     5.5766                                   2.1709
3-Jan-00                    3.26                                     5.0953                                   1.9158
1-Dec-99                    4.38                                     4.9769                                   1.9779
1-Nov-99                    3.85                                     4.5834                                   1.8288
1-Oct-99                    2.75                                     4.2136                                   1.7567
1-Sep-99                    4.15                                     4.2003                                   1.762
2-Aug-99                    4.94                                     4.3016                                   1.7557
1-Jul-99                    5.44                                     4.4277                                   1.838
1-Jun-99                    0.29                                     4.5137                                   1.8552
3-May-99                    0.32                                     4.3373                                   1.7565
1-Apr-99                    0.18                                     4.3287                                   1.7162
1-Mar-99                    0.34                                     3.9892                                   1.6107
1-Feb-99                    0.41                                     3.937                                    1.5914
4-Jan-99                    0.5                                      4.2377                                   1.7506
1-Dec-98                    0.72                                     4.1102                                   1.7736

     The above graph compares the performance of the Company from December 1998, the quarter that the Company's common stock commenced trading on the OTC Bulletin Board, through December 31, 2002, against the performance of the Russell 2000 Index and the S&P 600 Small Cap Index for the same period. Historical stock price performance is not necessarily indicative of future stock price performance. The graph assumes an investment of $100 on December 31, 1998 in the Company's common stock (at the last reported sale price on such date), the Russell 2000 Index and the S&P 600 Small Cap Index and assumes the reinvestment of any dividends.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, if other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INTERNATIONAL FUEL TECHNOLOGY, INC., ATTENTION: MICHAEL F. OBERTOP, 7777 BONHOMME AVENUE, SUITE 1920, ST. LOUIS, MISSOURI 63105.

                                            By Order of the Board of Directors,


                                            Michael F. Obertop
                                            Secretary

Dated October 17, 2003